Exhibit 3(ii)
AMENDED BYLAWS
METRO BANCORP, INC.
As Amended February 17, 2015
ARTICLE 8
DIRECTORS
Section 8.3 The number of directors that shall constitute the whole Board of Directors shall be not less than five (5) nor more than twenty-five (25). The Board of Directors may from time to time fix the number of directors. The Directors shall be natural persons of full age and need not be residents of Pennsylvania or shareholders of the Corporation. No person shall qualify for service as a director unless such person has delivered to the Corporation an accurate and complete directors’ and officers’ questionnaire, in the form required to be completed by all directors and officers with respect to whom disclosure is required in the Corporation’s proxy statement for the annual meeting of the shareholders, no later than the first meeting of the Board of Directors following the initial election and, thereafter, each re-election of such person to the Board of Directors.
ARTICLE 29
EXCLUSIVE FORUM
Section 29.1    Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Pennsylvania Business Corporation Law or the Articles of Incorporation or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the Commonwealth of Pennsylvania (or, if no state court located within the Commonwealth of Pennsylvania has jurisdiction, the federal district court for the Middle District of Pennsylvania).

ARTICLE 30
AMENDMENTS
Section 30.1. These Bylaws may be altered, amended or repealed by the affirmative vote of the holders of eighty (80%) percent of the outstanding shares of Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of eighty (80%) percent of the outstanding shares of Common Stock.